Rand Capital Increases Net Asset Value and Announces Five Transactions

BUFFALO, NY -- 07/29/2004 -- Rand Capital Corporation (www.randcapital.com) (NASDAQ: RAND) announced that its net asset value for the quarter ended June 30, 2004 is $1.65 per share, an increase of $0.02 from last quarter.

During the quarter, Rand Capital SBIC, L.P. led an investment group and invested $750,000 as part of a $2 million asset purchase of General-Electro Mechanical Corp. (Gemcor) (West Seneca, NY) (www.gemcor.com). In addition to Rand, the investment group includes management, Cygnus Management Advisors, LLC and the ILDC, an affiliate of Erie County Industrial Development Agency (ECIDA). Gemcor II designs and sells automatic riveting machines used in the assembly of aircraft components.

Subsequent to the end of the quarter, Rand participated in a transaction to provide acquisition financing to APF Group, Inc. (Mount Vernon, NY) (www.apfgroup.com). APF Group, Inc. is a leading manufacturer of museum quality picture frames and framed mirrors for museums, art galleries, retail frame shops, upscale designers and prominent collectors. Rand participated by providing $500,000 in the acquisition financing and recapitalization totaling $3.7 million in the form of Subordinated Debenture with warrants.

Rand also made two follow-on investments, in WineIsIt.com (Amherst, NY) (www.wineisit.com) and UStec (Victor, NY) (www.ustecnet.com). Rand invested $250,000 in the form of a Bridge Loan to WineIsIt.com and a Senior Subordinated Convertible Note in the amount of $150,000 in UStec. WineIsIt.com is a marketing company specializing in customer loyalty programs supporting the wine and spirit industry. UStec manufactures and markets high tech digital wiring systems for residential new home construction.

In April, Somerset Gas Transmission Company, LLC (Buffalo, NY) repaid their $400,000 Convertible Promissory Note. The remaining $500,000 was rolled over into a new investment. Somerset is a natural gas transportation company moving natural gas from Appalachian and Mid-western sources to the Northeast and Atlantic markets.

In our portfolio, we revalued our holdings of MINRAD, Inc. (Buffalo, NY) (www.minrad.com) to reflect a recent equity financing at a price greater than our current value. MINRAD also announced that a Definitive Share Exchange Agreement has been reached with Technology Acquisition Corporation (TAC) in which MINRAD would become a wholly owned subsidiary of TAC (OTC BB: TAQC)

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

CONTACT:
Allen F. Grum
716-853-0802